Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

SunPower Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	(1)		25,000,000	$1.64	$41,000,000.00	0.0001381	$5,662.10

Total Offering Amounts:							$41,000,000.00		5,662.10
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$5,662.10

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional shares of common stock, par value $0.0001 per share (“common stock”) of SunPower Inc. (the “Company”) as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Includes 25,000,000 shares of common stock that the Company may elect, in its sole discretion, to issue and sell to White Lion Capital, LLC (“White Lion”) pursuant to the Common Stock Purchase Agreement, dated July 16, 2024, as amended on July 24, 2024, July 1, 2025, and January 12, 2026 (the “White Lion Purchase Agreement”).

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on the Nasdaq Stock Market on January 8, 2026. This calculation is in accordance with Rule 457(c) of the Securities Act.

Table 3: Combined Prospectuses

Security Type	Security Class Title	Notes	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

Equity	Common stock, par value $0.0001 per share	(1)	30,450,000	$45,524,272.50	S-1	333-280973	07/30/2024

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Prospectus Note(s):

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional shares of common stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Includes 30,000,000 shares of Common Stock that the Company may elect, in its sole discretion, to issue and sell to White Lion pursuant to the Purchase Agreement (assuming the shares to be issued are sold at a price of $1.00 per share), and 450,000 shares of Common Stock that were issuable to White Lion as consideration for it entering into the White Lion Purchase Agreement.